Exhibit 2.6 EXECUTION COPY

ASSIGNMENT AND ACCEPTANCE AGREEMENT

     ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment Agreement”) is entered into as of January 16, 2009 between PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, a California corporation

(“Assignor”), and INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation

(“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

     1. In accordance with the terms and conditions of Section 11.07 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Revolving Credit Commitment and Term Loan, all as specified on Annex I. The Borrower (for itself and on behalf of each of the other Loan Parties) hereby agrees that Assignee will not have any liabilities or obligations with respect to any matters or actions taken by Assignor as a Lender on or prior to the Settlement Date (as defined in paragraph 5).

     2. In accordance with the terms and conditions of Section 9.07 of the Credit Agreement, the Assignor hereby resigns, effective immediately following the assignment and assumption described in paragraph 1 above, as the Administrative Agent under the Loan Documents, and concurrently therewith Assignee is appointed by the Lenders as the successor Administrative Agent. The Assignee hereby accepts such appointment. The Borrower (for itself and on behalf of each of the other Loan Parties) hereby agrees (a) to waive any 30-day advance notice period required by Section 9.07 of the Credit Agreement for the resignation and appointment contemplated hereby, and (b) that Assignee will not have any liabilities or obligations with respect to any matters or actions taken by Assignor as Administrative Agent on or prior to the Settlement Date (as defined in paragraph 5).

     3. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens or adverse claims, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, (iii) there are no other Lenders party to the Loan Documents (other than the Assignor), (iv) the Assignor has not sold any participations in any of its Loans or any interest therein or any of its rights under any of the Loan Documents and (v) attached as Annex II hereto is a true and complete list of the Loan Documents (true and complete copies of which have been provided to Assignee prior to the date hereof), including, without limitation, any consents or waivers given in connection therewith; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents (other than as provided herein) or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan

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Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

     4 The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents listed on Annex II hereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof; together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     5. The effective date of this Assignment Agreement (the “Settlement Date”) shall be as of the close of business on the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the settlement date specified on Annex I, and (c) the receipt by Assignor of the Purchase Price specified in Annex I. The Administrative Agent hereby waives the payment of any processing and recordation fee described in Section 11.07 of the Credit Agreement with respect to the assignment contemplated hereby.

     6. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

     7. From and after Settlement Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

     8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF

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THE STATE OF NEW YORK.

9. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     10. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

     11. The parties to this Assignment Agreement hereby agree that the effective date for the transactions contemplated hereby shall be the date first stated above (notwithstanding the provision in Section 11.07(b) of the Credit Agreement which provides that assignments are generally effective only on or after 3 Business Days following delivery of the applicable assignment documents to the Administrative Agent).

     12. From and after the effective date hereof, the Assignor will, upon request from the Assignee, reasonably cooperate with the Assignor to give effect to the transactions contemplated hereby, including, without limitation, (a) deliver any Collateral in its possession to the Assignee or its designee, (b) immediately forward to the Assignee any payments or notices it receives in respect of the Loan Documents to the Assignee, (c) confirm in writing to any third party the assignments and/or resignations contemplated hereby, and (d) execute any modifications or amendments to any collateral documents or filings requested by the Assignee to reflect the change in the Administrative Agent contemplated hereby.

[Remainder of Page Intentionally Blank. Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the first date above written.

PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, as Assignor and as the resigning Administrative Agent

By:	/s/	Peter Paul Mendel

Title:	Director

By:	/s/	Andrew Shayne

Title:	Director

INTERNATIONAL GAME TECHNOLOGY, as Assignee and as the successor Administrative Agent

By:	/s/ Thomas J. Matthews

Title:	CEO, President

ACCEPTED AND CONSENTED TO THIS 16TH DAY OF JANUARY, 2009

PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, as Administrative Agent

By:	/s/	Peter Paul Mendel

Title:	Director

By:	/s/	Andrew Shayne

Title:	Director

PROGRESSIVE GAMING INTERNATIONAL CORPORATION, as Borrower

By:	/s/ Terrance W. Oliver

Title:	President and Chief Executive Officer

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ANNEX I

1.	Borrower: Progressive Gaming International Corporation, a Nevada corporation

2.	Name and Date of Credit Agreement:

		Credit Agreement, dated as of August 4, 2008, among
		Borrower, each subsidiary of the Borrower listed as a
		“Guarantor” on the signature pages thereto, the lenders
		from time to time party thereto, and Private Equity
		Management Group Financial Corporation, a California
		corporation, as administrative agent for the Lenders.

3.	Date of Assignment Agreement:		January 16, 2009

4.	Amounts:		$2,261,000.00

	A.	Assigned Amount of Revolving Credit	$2,261,000.00
		Commitment (constituting 100% of the
		Revolving Credit Commitment):
		(i) Assigned Amount of Revolving Loans	$-0-
(constituting 100% of the outstanding
		Revolving Loans)

	B.	Assigned Amount of Term Loan:	$2,261,000.00
		(constituting 100% of the outstanding
		Term Loans)

5.	Purchase Price:

6.	Settlement Date:

7.	Notice and Payment Instructions, etc.

Assignor:

Private Equity Management Group Financial Corporation Corporate Office One Park Plaza, Suite 550 Irvine, CA 92614 Attention: Jan Hanssen Director of Corporate Finance Fax: (949) 757-0978

$2,261,000.00 January 16, 2009

Assignee:

International Game Technology 9295 Prototype Drive Reno, NV 89521 Attention: Daniel R. Siciliano, Chief Accounting Officer and Treasurer Fax: (775) 448-0120

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ANNEX II

1. Credit Agreement dated as of August 4, 2008 by and among Progressive Gaming

International Corporation, PGIC NC, MGC, Inc., Progressive Games, Inc., Games of Nevada, Inc., Viking Merger Subsidiary, LLC, Primeline Gaming Technologies, Inc., Mikohn International, Inc., EndX, Inc., Mikohn Holdings, Inc. and Private Equity Management Group Financial Corporation, together with any amendments, supplements, restatements or modifications thereto.

2. Security Agreement dated as of August 4, 2008 made by Progressive Gaming

International Corporation in favor of Private Equity Management Group Financial Corporation, together with any amendments, supplements, restatements or modifications thereto.

3. Security Agreement dated as of August 4, 2008 made by PGIC NC, MGC, Inc., Progressive Games, Inc., Games of Nevada, Inc., Viking Merger Subsidiary, LLC, Primeline Gaming Technologies, Inc., Mikohn International, Inc., EndX, Inc., and Mikohn Holdings, Inc. for the benefit of Private Equity Management Group Financial Corporation, together with any amendments, supplements, restatements or modifications thereto.

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